NORTHUMBERLAND RESOURCES INC.

CODE OF BUSINESS CONDUCT AND ETHICS

VISION

As a US based oil & gas exploration and production company operating in the heartland of America, we aim to explore for and produce oil & gas in an economically, socially and environmentally responsible way, for the benefit of our all our stakeholders, including shareholders, employees, business partners, host state governments and local communities.

We apply the same standards to our exploration activities to satisfy both our commercial and ethical requirements. We strive to continuously improve our performance and to act in accordance with good oilfield practice and high standards of corporate citizenship.

VALUES

We are committed:

•	To act in a fair, honest and equitable way.
•	To observe local laws and regulations
•	To respect local customs and traditions.
•	To observe applicable international laws and standards

PRINCIPLES

We are guided by:

Attitude towards Business

We seek to achieve high standards of performance, while being attentive and sensitive to the way our business is conducted. We are committed to:

•	Continuously seek growth opportunities.
•	Promote innovation throughout our operations.
•	Be flexible and take measured risks.
•	Practice free and fair competition.
•	Maintain transparency in the way we conduct operations.
•	Alleviate our great nations dependence on foreign oil.
•	Honor our commitments.
•	Use appropriate and adequate means to protect our staff and operations.

Attitude towards Local Communities

Local communities may be affected by our operations. To ensure that communities benefit from our presence, we are committed to:

•	Encourage local employment.
•	Where appropriate, engage in capacity building, through the transfer of skills and technologies.
•	Minimize disturbances that may be caused by our operations.
•	Assess the potential impact of our security arrangements.

Attitude towards the Environment

We strive to limit adverse impacts on the environment, thereby contributing to sustainable development, and are committed to:

•	Comply with applicable environmental laws and regulations and international standards.
•	Adhere to our environmental policy and sound management practices.
•	Use appropriate products, equipment and processes.
•	Cooperate with industry, government and the public on programs to protect the environment.
•	Minimize and mitigate the effects of pollution within the scope of our operations.
•	Assess and monitor our environmental performance, including in relation to climate change.

COMPLIANCE

This Code constitutes the commitment of the company and its employees to aspire to the highest standards of conduct. It is an integral part of employment contracts.

Any violation of this Code by anyone within our company will be the subject of an inquiry and appropriate remedial measures.

We will promote compliance under this Code throughout our operations, by way of training, reporting or other appropriate actions.

We will assess performance under this Code on a yearly basis.